EXHIBIT 4.2

9¼% SENIOR NOTES DUE 2012

CUSIP

No. R-1	$

CBD MEDIA HOLDINGS LLC

CBD HOLDINGS FINANCE, INC.

promise to pay to CEDE & CO., INC. or its registered assigns, the principal sum of                      DOLLARS ($                     ) on July 15, 2012.

Interest Payment Dates: January 15 and July 15, commencing January 15, 2005.

Record Dates: January 1 and July 1.

IN WITNESS WHEREOF, each of the Issuers has caused this Note to be signed by its duly authorized officer.

Dated: , 2005
CBD MEDIA HOLDINGS LLC

By:
	Name:	Douglas A. Myers
	Title:	President and Chief Executive Officer

CBD HOLDINGS FINANCE, INC.

By:
	Name:	Douglas A. Myers
	Title:	President

CERTIFICATE OF AUTHENTICATION

This is one of the Global
Notes referred to in the
within-mentioned Indenture:

HSBC BANK USA, NATIONAL ASSOCIATION
as Trustee

By:
Authorized Officer

9 1/4% SENIOR NOTES DUE 2012

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. CBD Media Holdings LLC, a Delaware limited liability company (“Holdings”), and CBD Holdings Finance, Inc., a Delaware corporation (“Finance” and collectively with Holdings, the “Issuers”), as joint and several obligors, promise to pay interest (as defined in the Indenture) on the principal amount of this Note at 9 1/4% per annum until maturity. The Issuers shall pay interest semi-annually in arrears in cash on January 15 and July 15 each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from the initial date of issuance; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be January 15, 2005. The Issuers shall (to the extent that they may lawfully do so) pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 1% per annum in excess of the interest rate then in effect under the Indenture and this Note; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on January 1 or July 1 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Issuers maintained for such purpose, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, HSBC Bank USA, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers may act in any such capacity.

4. Indenture. The Issuers issued the Notes under an Indenture, dated as of October 26, 2004 (the “Indenture”), among the Issuers and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) At any time prior to July 15, 2007, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including Additional Notes) issued under the Indenture at a redemption price of 109.25% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of any Equity Offering; provided, however, that (1) at least 65% of the aggregate principal amount of Notes (which includes Additional Notes, if any) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) In addition, prior to July 15, 2007, the Issuers may redeem all of the notes upon the occurrence of a Change of Control upon not less than 30 nor more than 60 days prior notice at a redemption price of 109.25% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the right of holders on the relevant record date to receive interest on the relevant interest payment date; provided, however, that such redemption occurs within 90 days of such Change of Control.

(c) On or after July 15, 2008, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below subject to the right of Holders on the relevant Regular Record Date to receive interest on the relevant Interest Payment Date.

Year	Percentage
2008	104.625%
2009	102.313%
2010 and thereafter	100.000%

Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. Mandatory Redemption. The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to, or, except as set forth in Sections 4.12 and 4.18 of the Indenture, offers to purchase, the Notes.

7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, the Issuers shall, within 30 days of a Change of Control, make an offer pursuant to the procedures set forth in Section 3.09 of the Indenture, to repurchase the Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. Each Holder shall have the right to accept such offer and require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash, equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the Purchase Date.

(b) If the Issuers or any Restricted Subsidiary consummates any Asset Sale, the Issuers shall not be required to apply any Net Proceeds to repurchase Notes in accordance with the Indenture until the aggregate Excess Proceeds from all Asset Sales following the date the Notes are first issued exceeds $10.0 million. Thereafter, the Issuers shall make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and, such other pari passu indebtedness that may be purchased out of the Excess Proceeds. The offer price shall be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase, and shall be payable in cash, in accordance with the terms of the Indenture. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn Notes pursuant to the Asset Sale Offer, the Issuers may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

8. Notice of Redemption. Notices of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Defeasance of the Notes pursuant to Article 8 of the Indenture or a Satisfaction and Discharge of the Indenture pursuant to Article 10 of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest shall cease to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Issuers and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any then outstanding, voting as a single class (including without limitation consents obtained in connection with a purchase of or tender offer or Exchange Offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default (i) in the payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes and (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or Exchange Offer for the Notes). Without the consent of any Holder, the Issuers and the Trustee may amend or supplement the Indenture or the Notes to (a) cure any ambiguity, defect or inconsistency or to correct a manifest error; (b) provide for uncertificated Notes in addition to or in place of certificated Notes; (c) provide for the assumption of the Obligations of the Issuers to Holders in the case of a merger or consolidation or sale of all or substantially all of the assets of the Issuers; (d) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; (e) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; (f) to comply with the rules of any applicable securities depositary; (g) to add guarantees with respect to Notes or to secure the Notes; (h) to add to the covenants of the Issuers for the benefit of the Holders or surrender any right or power conferred upon the Issuers; (i) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof; or (j) to conform the text of the Indenture or the Note to any provision of the Description of Notes contained in the Offering Memorandum, dated October 21, 2004, relating to the issuance of the Notes, to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the Indenture or the Notes.

12. Defaults and Remedies. Each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Issuers or any Restricted Subsidiary to comply with the provisions of Sections 4.12, 4.18 or 5.01 of the Indenture (iv) failure by the Issuers or any Restricted Subsidiary for 30 days after notice to comply with the provisions of Section 4.09 or 4.10 of the Indenture; (v) failure by the Issuers or any Restricted Subsidiary for 60 days after notice to comply with any other provision in the Indenture or the Notes; (vi) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary (or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default: (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vii) failure by the Issuers or any of their Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (ix) certain events of bankruptcy, insolvency or reorganization affecting the Issuers or any Restricted Subsidiary that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, as described in the Indenture.

If any Event of Default (other than the Events of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal of all the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the interests of the Holders. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default (i) in the payment of the principal of, or interest on, the Notes and (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Issuers are required to deliver to the

Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Trustee Dealings with Issuers.. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.

14. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Issuers, as such, shall have any liability for any Obligations of the Issuers under the Indenture, the Notes, or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption or notices of Offers to Purchase as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or notice of an Offer to Purchase and reliance may be placed only on the other identification numbers printed thereon and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: CBD Media Holdings LLC, 312 Plum Street, #900, Cincinnati, OH 45202, Attention: Corporate Secretary.

18. Governing Law. The internal law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.12 or 4.18 of the Indenture, check the box below:

☐	Section 4.12

☐	Section 4.18

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.12 or Section 4.18 of the Indenture, state the amount you elect to have purchased: $

Date:
Your Signature:______________________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

	SIGNATURE	GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Assignment Form

To assign this Note, fill in the form below:

(I) or (the Issuers) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                             as agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:
Your Signature:__________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:_______________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian